EXHIBIT 99.1

PAN-CHINA RESOURCES LTD
Balance Sheet
As at September 30, 2012

$US
ASSETS

Cash	$1,719,903
Accounts receivable	3,407,444
Prepaids and deposits	115,760
5,243,107
Due from affiliates	29,556,180

Petroleum and natural gas properties and equipment thereon, net	149,922,671
Accumulated depletion & depreciation	(118,500,418)
31,422,254
Office furniture and equipment, net	45,324
66,266,865
LIABILITIES

Accounts payable and accrued liabilities	$6,626,349
Income taxes payable	396,781
7,023,130
Due to ultimate parent- Ivanhoe Energy	31,147,587

SHAREHOLDER'S EQUITY

Share capital	2,965,136
Retained earnings	25,131,012
28,096,148
$66,266,865

unaudited - prepared by Management

PAN-CHINA RESOURCES LTD
Statement of Income and Retained Earnings
For the Nine Months Ended September 30, 2012

$US

REVENUES

Oil sales and royalty income	$27,996,530
Other	1,386
27,997,916

EXPENSES

Production costs	4,958,397
Windfall tax levy	5,288,954
General and administrative	2,211,484
Depletion and depreciation	5,586,598
Foreign exchange loss	(27,387)
18,018,046

Net income for the year before taxes	9,979,870

Income taxes	1,565,544

Net income after taxes	8,414,326

Retained earnings, beginning of year	16,716,686

Retained earnings, end of year	25,131,012

unaudited - prepared by Management

PAN-CHINA RESOURCES LTD
Statement of Cash Flows
For the Nine Months Ended September 30, 2012

Operations

Net income for year	8,414,326
Add back: non-cash items
Depletion & depreciation	5,586,598
Change in net working capital	2,831,787
Increase (decrease) in cash	16,832,711

Investing

Expended on P&NG properties and equipment	(7,400,026)
Change in net working capital
Increase (decrease) in cash	(7,400,026)

Financing

Advances (to) from affiliates
Shaman LLC	(12,720)
Sunwing Holding Corporation	(11,173,817)
Sunwing Zitong Energy Ltd.	(281,981)
Increase (decrease) in cash	(11,468,518)

Total increase (decrease) in cash	(2,035,833)

Cash, beginning of period	3,755,736

Cash, end of period	1,719,903

unaudited - prepared by Management